Exhibit 5.1

August 1, 2023

Alimera Sciences, Inc.
6310 Town Square, Suite 400
Alpharetta, GA 30005

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to Alimera Sciences, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on June 30, 2023 of a registration statement on Form S-3, as amended as of its most recent effective date (August 1, 2023) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of up to 49,763,960 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) up to 43,617,144 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) held by certain security holders of the Company (the “Selling Stockholders”),  (ii) up to 2,000,000 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants to purchase 2,000,000 shares of Common Stock (the “Pre-Funded Warrants”) held by the Selling Stockholders, (iii) up to 1,600,000 shares of Common Stock (the “Common Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable directly upon exercise of warrants to purchase 1,600,000 shares of Common Stock (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) held by the Selling Stockholders, (iv) 1,401,901 shares of Common Stock issued in a private placement in May 2023 (the “May 2023 Shares”) held by the Selling Stockholders and (v) 1,144,945 shares of Common Stock issued in a private placement in April 2021 (the “April 2021 Shares” and together with the May 2023 Shares, the “Private Placement Shares” and the Private Placement Shares together with the Conversion Shares and the Warrant Shares, collectively, the “Shares”) held by the Selling Stockholders.  The terms of the Series B Preferred are set forth in the Certificate of Designations of Series B Convertible Preferred Stock of the Company (as amended, the “Certificate of Designations”).  All of the Shares are being registered on behalf of the Selling Stockholders. The Shares are to be offered and sold by the Selling Stockholders or their permitted transferees in the manner contemplated by the prospectus contained in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company and of the Selling Stockholders as to factual matters without having independently verified such factual matters. We have assumed the accuracy and completeness of each document submitted to us, the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. With respect to the Conversion Shares and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares and the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Series B Preferred and the Warrants, may cause the Series B Preferred or the Warrants to be convertible into or exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the resale of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (the “DGCL”). Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Private Placement Shares have been duly authorized for issuance by the Company and the Private Placement Shares are validly issued, fully paid and non-assessable, (ii) the Conversion Shares have been duly authorized and, if issued on the date hereof upon conversion of the Series B Preferred in accordance with the terms of the Certificate of Designation and the resolutions adopted by the Board of Directors of the Company would be validly issued, fully paid and nonassessable and (iii) the Warrant Shares have been duly authorized and, if issued, paid for (which amount shall be not less than the par value of the Common Stock) and delivered on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH

VILLENEUVE FRANKLIN & HACHIGIAN, LLP